Exhibit 4.18

NQ MOBILE INC.

CLASS A COMMON SHARE PURCHASE AGREEMENT

CLASS A COMMON SHARE PURCHASE AGREEMENT

This purchase agreement (this “Agreement”) is made as of March 29, 2016 by and between:

(1)	NQ Mobile Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”); and

(2)	Dr. Vincent Wenyong Shi, a citizen of the People’s Republic of China with ID number [352124197711280513] (the “Purchaser”).

The Purchaser and the Company are each referred to herein as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company proposes to issue and sell to the Purchaser up to 96,000,000 Class A common shares, par value US$0.0001 per share, (the “Class A Common Shares”) at US$1.05 per share for a maximum aggregate consideration of US$100.8 million pursuant to this Agreement;

WHEREAS, the Purchaser wishes to purchase the Class A Common Shares in a transaction exempt from registration pursuant to Regulation S of the U.S. Securities Act of 1933, as amended (“Regulation S” and the “Securities Act,” respectively); and

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Issuance, Sale and Purchase of the Class A Common Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), the Purchaser hereby agrees to purchase, and the Company hereby agrees to issue, sell and deliver to the Purchaser, at the Purchaser’s option, up to 96,000,000 Class A Common Shares at US$1.05 per share for a maximum aggregate consideration of US$100.8 million (the “Purchase Price”) on the Closing Date.

Section 1.2 Closing.

(a) Closing. Subject to Section 1.3, the closing (the “Closing”) of the sale and purchase of the Class A Common Shares pursuant to Section 1.1 shall take place at the Hong Kong office of Skadden, Arps, Slate, Meagher & Flom LLP or at such other place as the Company and the Purchaser may mutually agree on or before March 28, 2017. The date and time of the Closing are referred to as the “Closing Date.”

(b) Payment and Delivery. At the Closing, the Purchaser shall pay and deliver the total Purchase Price to the Company in U.S. dollars by wire transfer of immediately available funds to such bank account designated in writing by the Company; and the Company shall deliver a certified true copy of the register of the members of the Company, evidencing the Class A Common Shares being issued to the Purchaser or an affiliate of the Purchaser designated by the Purchaser in writing.

Section 1.3 Closing Conditions.

(a) Conditions to Purchaser’s Obligations to Effect the Closing. The obligation of the Purchaser to purchase and pay for the Class A Common Shares as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Purchaser in its sole discretion:

(i) All corporate and other actions required to be taken by the Company in connection with the issuance and sale of the Class A Common Shares shall have been completed.

(ii) The representations and warranties of the Company contained in Section 2.1 of this Agreement shall have been true and correct on the date of this Agreement and true and correct in all material respects on and as of the Closing Date; and the Company shall have performed and complied in all material respects with all, and not be in breach or default in any material respects under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.

(iii) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement that are substantial in relation to the Company; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement that are substantial in relation to the Company.

(iv) The consummation of the transaction contemplated under the framework agreement dated August 2015 by and among the Company, Beijing Jinxing Ronda Management Co., Ltd. and certain other parties named therein, or any other equivalent arrangements approved by the board of directors of the Company (the “FL Divestment”). The total consideration received by the Company from the FL Divestment shall be no less than RMB4.0 billion.

(b) Conditions to Company’s Obligations to Effect the Closing. The obligation of the Company to issue and sell the Class A Common Shares to be sold to and purchased by the Purchaser as contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(i) All actions required to be taken by the Purchaser in connection with the purchase of the Class A Common Shares shall have been completed.

(ii) The representations and warranties of the Purchaser contained in Section 2.2 of this Agreement shall have been true and correct in all material respects on the date of this Agreement and on and as of the Closing Date; and the Purchaser shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.

(iii) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement that are substantial in relation to the Company; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement that are substantial in relation to the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

(a) Due Formation. The Company is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of the Cayman Islands. The Company has all requisite power and authority to carry on its business as it is currently being conducted. Each of the Significant Subsidiaries (as defined below) of the Company (1) has been duly incorporated, (2) is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, (3) has the corporate power and authority to own its property and to conduct its business as described in Publicly Available Information (as defined below), (4) is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification and (5) holds business licenses which are in full force and effect. “Significant Subsidiaries” refer to the Company’s subsidiaries and consolidated affiliated Chinese entities that are its “Significant Subsidiaries” as such term is defined under Rule 3-05 of Regulation S-X.

(b) Authority. The Company has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Company pursuant to this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all requisite actions on its part.

(c) Valid Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity (whether considered in a proceeding in equity or at law).

(d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the organizational documents of the Company or its Significant Subsidiaries or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company or its Significant Subsidiaries are subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Company or its Significant Subsidiaries are a party or by which the Company or its Significant Subsidiaries are bound or to which any of the Company’s or its Significant Subsidiaries’ assets are subject. There is no action, suit or proceeding, pending or threatened against the Company or its Significant Subsidiaries that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby.

(e) Consents and Approvals. Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, nor the performance by the Company of this Agreement in accordance with their terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(f) Capitalization. All outstanding share capital of the Company and of its Significant Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable and conform to the description thereof contained in the Publicly Available Information (as defined below) in all material respects and are not subject to pre-emptive or similar rights. Except as described in the Publicly Available Information (as defined below), there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any Class A Common Shares or any other class of share capital of the Company or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any share capital of the Company; the share capital of the Company conforms in all material respects to the description thereof contained in the Publicly Available Information (as defined below).

(g) Compliance with Laws. The business of the Company or its Significant Subsidiaries is not being conducted in violation of any law or government order applicable to the Company except for violations which do not and would not have a Material Adverse Effect. As used herein. “Material Adverse Effect” shall mean any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on any of (i) the financial condition, assets, liabilities, results of operations, business, or operations of the Company and its Significant Subsidiaries taken as a whole, except to the extent that any such Material Adverse Effect results from (x) the public disclosure of the transactions contemplated hereby in accordance with the terms of this Agreement, (y) changes in generally accepted accounting principles that are generally applicable to comparable companies, or (z) changes in general economic and market conditions; or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement and to timely perform its material obligations under the Agreement.

(h) Publicly Available Information. The Company has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder (all of the foregoing documents filed with or furnished to the SEC and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “Publicly Available Information”). As of their respective filing or furnishing dates, the Publicly Available Information complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002, the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, as applicable, to the respective Publicly Available Information, and, none of the Publicly Available Information, at the time they were filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information contained in the Publicly Available Information, considered as a whole and as amended as of the date of this Agreement, do not as of the date hereof, and will not as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(i) Events Subsequent to Most Recent Fiscal Period. Since December 31, 2014 until the date hereof and to the Closing Date, there has not been any events that, to the Company knowledge, will have an Material Adverse Effect.

(j) Litigation. There are no actions by or against the Company or its Significant Subsidiaries or affecting the business or any of the assets of the Company or its Significant Subsidiaries pending before any governmental authority, or, to the Company’s knowledge, threatened to be brought by or before any governmental authority, that would have a Material Adverse Effect.

(k) Investment Company. The Company is not and, after giving effect to the offering and sale of the Class A Common Shares and the application of the proceeds hereof thereof, will not be an “investment company,” as such term is defined in the U.S. Investment Company Act of 1940, as amended.

(l) Regulation S. No directed selling efforts (as defined in Rule 902 of Regulation S under the Securities Act) have been made by any of the Company, any of its affiliates or any person acting on its behalf with respect to any Class A Common Shares that are not registered under the Securities Act; and none of such persons has taken any actions that would result in the sale of the Class A Common Shares to the Purchaser under this Agreement requiring registration under the Securities Act; and the Company is a “foreign issuer” (as defined in Regulation S).

(m) Reporting Issuer. The Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and files reports with the SEC on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system.

Section 2.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as of the date hereof and as of the Closing Date, as follows:

(a) Authority. The Purchaser has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to this Agreement and to perform its obligations hereunder.

(b) Valid Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity (whether considered in a proceeding in equity or at law).

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Purchaser is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which the Purchaser is bound or to which any of the Purchaser’s assets are subject. There is no action, suit or proceeding, pending or threatened against the Purchaser that questions the validity of this Agreement or the right of the Purchaser to enter into this Agreement or to consummate the transactions contemplated hereby or thereby.

(d) Consents and Approvals. Neither the execution and delivery by the Purchaser of this Agreement, nor the consummation by the Purchaser of any of the transactions contemplated hereby, nor the performance by the Purchaser of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(e) Status and Investment Intent.

(i) Experience. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Class A Common Shares. The Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii) Purchase Entirely for Own Account. The Purchaser is acquiring the Class A Common Shares that it is purchasing pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Purchaser does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Class A Common Shares in violation of the Securities Act or any other applicable state securities law.

(iii) Solicitation. The Purchaser did not contact the Company as a result of any general solicitation.

(iv) Restricted Securities. The Purchaser acknowledges that the Class A Common Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. The Purchaser further acknowledges that, absent an effective registration under the Securities Act, the Class A Common Shares may only be offered, sold or otherwise transferred (x) to the Company, (y) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act or (z) pursuant to an exemption from registration under the Securities Act.

(v) Information. The Purchaser has been furnished access to all materials and information such Purchaser has requested relating to the Company and its Significant Subsidiaries and other due diligence documents in order to evaluate the transactions contemplated by this Agreement. The Purchaser has consulted to the extent deemed appropriate by such Purchaser with such Purchaser’s own advisers as to the financial, tax, legal and related matters concerning an investment in the Class A Common Shares and on that basis believes that an investment in the Class A Common Shares is suitable and appropriate for such Purchaser.

(vi) Not U.S. Person. The Purchaser is not a “U.S. person” as defined in Rule 902 of Regulation S.

(vii) Offshore Transaction. The Purchaser has been advised and acknowledges that in issuing the Class A Common Shares to the Purchaser pursuant hereto, the Company is relying upon the exemption from registration provided by Regulation S. The Purchaser is acquiring the Class A Common Shares in an offshore transaction in reliance upon the exemption from registration provided by Regulation S.

(viii) FINRA. The Purchaser does not, directly or indirectly, own more than five per cent of share capital (or other voting securities) of any member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a holding company for a FINRA member, and is not otherwise a “restricted person” for the purposes of the Free-Riding and Withholding Interpretation of FINRA.

ARTICLE III

COVENANTS

Section 3.1 Purchaser Resale Restrictions. The Purchaser undertakes that it will comply with U.S. securities law for any resale or transfer of the Class A Common Shares. The Purchaser hereby agrees that, without the prior written consent of the Company, it will not during the period beginning on the date of this Agreement and continuing to and including 180 days after such date (the “Lock-up Period”): (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly relating to the Class A Common Shares or the Company’s American depositary shares or publicly disclose the intention to make any offer, sale, pledge or disposition, or (b) enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A Common Shares or the Company’s American depositary shares.

Section 3.2 Distribution Compliance Period. The Purchaser agrees not to resell, pledge or transfer any Class A Common Shares within the United States or to any U.S. Person, as each of those terms is defined in Regulation S, during the 40 days following the Closing Date.

Section 3.3 Registration for Resale. If the Company shall at any time following the expiration of the Lock-up Period receives a written request from the Purchaser to sell all, but not less than all, of the Class A Common Shares freely to public investors in open market, the Company shall use its commercially best efforts to register such Class A Common Shares under the Securities Act. The Company’s obligation for registration shall terminate if the Class A Common Shares proposed to be sold by the Purchaser could be sold under Rule 144 or another similar exemption under the Securities Act.

Section 3.4 Further Assurances. From the date of this Agreement until the Closing Date, the Parties shall use their reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby.

ARTICLE IV

INDEMNIFICATION

Section 4.1 Indemnification. Each of the Company and the Purchaser (an “Indemnifying Party”) shall indemnify and hold each other and their directors, officers and agents (collectively, the “Indemnified Party”) harmless from and against any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, and any taxes or levies that may be payable by such person by reason of the indemnification of any indemnifiable loss hereunder (collectively, “Losses”) resulting from or arising out of: (i) the breach of any representation or warranty of such Indemnifying Party contained in this Agreement or in any schedule or exhibit hereto; or (ii) the violation or nonperformance, partial or total, of any covenant or agreement of such Indemnifying Party contained in this Agreement for reasons other than gross negligence or willful misconduct of such Indemnified Party. In calculating the amount of any Losses of an Indemnified Party hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnified Party with respect to such Losses, if any.

Section 4.2 Cap. Notwithstanding the foregoing, the Indemnifying Party shall have no liability (for indemnification or otherwise) with respect to any Losses in excess of the Purchase Price.

ARTICLE V

MISCELLANEOUS

Section 5.1 Survival of the Representations and Warranties. All representations and warranties made by any Party shall survive for two years and shall terminate and be without further force or effect on the second anniversary of the date hereof.

Section 5.2 Governing Law; Arbitration. This Agreement shall be governed and interpreted in accordance with the internal laws of the State of New York. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force. There shall be three arbitrators. Each Party has the right to appoint one arbitrator and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The language to be used in the arbitration proceedings shall be English. Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby.

Section 5.3 Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.

Section 5.4 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Company and the Purchaser and their respective heirs, successors and permitted assigns and legal representatives.

Section 5.5 Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Company or the Purchaser without the express written consent of the other Party, except that the Purchaser may assign all or any part of its rights and obligations hereunder to any affiliate of Purchaser without the consent of the Company, provided that no such assignment shall relieve the Purchaser of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 5.6 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party to whom notice is to be given, on the date sent if sent by telecopier, tested telex or prepaid telegram, on the next business day following delivery to Federal Express properly addressed or on the day of attempted delivery by the U.S. Postal Service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed as follows:

If to the Purchaser, at:	No. 4 Building, 11 Heping Li East Street
Dongcheng District, Beijing 100013
The People’s Republic of China
Attn: Vincent Wenyong Shi

If to the Company, at:	NQ Mobile Inc.
No. 4 Building, 11 Heping Li East Street
Dongcheng District, Beijing 100013
The People’s Republic of China
Attn: Chief Operating Officer

Any Party may change its address for purposes of this Section 5.6 by giving the other Parties hereto written notice of the new address in the manner set forth above.

Section 5.7 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement.

Section 5.8 Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 5.9 Fees and Expenses. Except as otherwise provided in this Agreement, the Company and the Purchaser will bear their respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of attorneys, accountants, consultants and financial advisors.

Section 5.10 Confidentiality. Each Party shall keep in confidence, and shall not use (except for the purposes of the transactions contemplated hereby or required by law, stock exchange rule or similar requirement) or disclose, any non-public information disclosed to it or its affiliates, representatives or agents in connection with this Agreement or the transactions contemplated hereby. Each Party shall ensure that its affiliates, representatives and agents keep in confidence, and do not use (except for the purposes of the transactions contemplated hereby) or disclose, any such non-public information.

Section 5.11 Press Release. Without limiting any other provision of this Agreement, the Company, to the extent permitted by applicable law, will consult with the Purchaser before issuance, and provide each other the opportunity to review and comment on any press release or public statement with respect to this Agreement, the transactions contemplated thereunder, and will not (to the extent practicable) issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by law, rules, regulations or any listing agreement with or requirement of the New York Stock Exchange or any other applicable securities exchange.

Section 5.12 Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 5.13 Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 5.14 Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

NQ Mobile Inc.

By:	/s/ Vincent Wenyong Shi

Name:	Vincent Wenyong Shi

Title:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

Vincent Wenyong Shi

By:	/s/ Vincent Wenyong Shi